Exhibit 99.1

pingtan marine enterprise expects to significantly increase its current production capacity

Company Received Approval of 27 Fishing Vessels to Operate in the International Waters of the Indian Ocean

FUZHOU, China, April 9, 2018 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (hereafter referred to as “Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced that 27 fishing vessels of the Company have received approval dated April 2, 2018 from the Ministry of Agriculture and Rural Affairs of the People’s Republic of China and are expected to operate in the international waters of the Indian Ocean after completion of modification and rebuilding.

These vessels will first undergo the modification and rebuilding process to upgrade their fishing method in order to meet the fishing requirements of the international waters of the Indian Ocean and to expand gross tonnage. The new vessels will be put into operation in the designated fishing area after completing the modification and rebuilding process along with all related procedures.

Among the 27 fishing vessels, 7 will be modified as light luring seine fishing vessels with annual harvest capacity of 6,000 to 8,000 tons per vessel, primarily focusing on harvesting tuna, sardine, blackbody trevally, anchovy and mackerel fish products, and the other 20 vessels will be modified as squid jigging vessels with annual harvest capacity of 2,000 to 3,000 tons per vessel focusing on capturing squid products. The 27 fishing vessels are expected to significantly increase the Company’s total annual harvest capacity by 80,000 to 110,000 tons. For the year 2017, the Company’s annual sales volume was 17,986 tons, revenue was $63.2 million and net income was $32.5 million.

Light luring seine is a method of fishing that employs lights to lure fish into a fishing net called “seine” that hangs vertically in the water with its bottom edge held down by weights and its top edge buoyed by floats. Squid jigging is a technique which uses a lead sinker with a hook molded into it to attract squid. After modification and rebuilding, the gross tonnage of the light luring seine fishing vessels and squid jigging vessels are expected to be 1140 tons and 1100 tons respectively, a significant increase in unit gross tonnage compared with the unit gross tonnage range of 192 to 480 tons before modification and rebuilding.

Management Commentary

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented: “We are honored and excited to receive approvals to operate in the international waters of the Indian Ocean. We know very well that this decision made by the Ministry of Agriculture and Rural Affairs is a way of encouraging us to progress and it reaffirmed Pingtan’s position in China’s distant water fisheries. We look forward to significant improvement in both revenue and production capacity, as these rebuilt large-scaled squid jigging and light luring seine vessels will give full play to their advanced technical performance in the new bountiful and vast fishing territory, greatly expand our catch volume, enhance our product mix, and meet the increasing demand from our online and offline sales channels. “

Pingtan Marine Enterprise, Ltd.	Page 2
April 9, 2018

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward looking statements include, but are not limited to, Pingtan’s expectation of completing the modification and rebuilding of 27 fishing vessels and placing them in operation thereafter, and Pingtan’s efforts and ability to expand into new fishing territories, increase production capacity, improve revenue, and promote the economic development of the international waters of the Indian Ocean. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include the ability to complete modification and rebuilding of vessels in a timely manner; ability to reach the international waters of the Indian Ocean; adverse weather or oceanic conditions or mechanical or other operational failure of the vessels; an unexpected dramatic decrease in production, operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's fishing vessels and their ability to generate expected annual revenue and net income, actions taken by government regulators that adversely affect the Company’s operations of its vessels and other risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 87271753
ryu@ptmarine.net

Johnny Zhang
IR Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
jzhang@ptmarine.net

Maggie Li
IR Deputy Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.
Katherine Yao, Senior Associate
Tel: +86 10 6587 6435
kyao@equityny.com